December 11, 2023

Northern Lights Fund Trust III

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Ladies and Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 594 to the Registration Statement, File Nos. 333-178833 and 811-22655 (the “Registration Statement”), of Northern Lights Fund Trust III (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 594 is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 594 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

PBS/JMS

EXHIBIT A

1. Absolute Capital Asset Allocator Fund
2. Absolute Capital Defender Fund
3. Boyd Watterson Limited Duration Enhanced Income Fund
4. Centerstone International Fund
5. Centerstone Investors Fund
6. Counterpoint Quantitative Equity ETF
7. Counterpoint Tactical Equity Fund
8. Counterpoint Tactical Income Fund
9. Counterpoint Tactical Municipal Fund
10. CP High Yield Trend ETF
11. FPA Global Equity ETF
12. HCM Defender 100 Index ETF
13. HCM Defender 500 Index ETF
14. HCM Dividend Sector Plus Fund
15. HCM Dynamic Income Fund
16. HCM Income Plus Fund
17. HCM Tactical Growth Fund
18. Issachar Fund
19. Persimmon Long/Short Fund
20. Pinnacle Multi-Strategy Core Fund
21. PlanRock Alternative Growth ETF
22. PlanRock Growth Rotation ETF
23. PlanRock Income Rotation ETF
24. PlanRock Market Neutral Income ETF
25. RESQ Dynamic Allocation Fund
26. RESQ Strategic Income Fund
27. Return Stacked® Risk Managed U.S. Stocks & Bonds Fund
28. Rondure New World Fund
29. Rondure Overseas Fund
30. Swan Defined Risk Fund
31. Swan Defined Risk Emerging Markets Fund
32. Swan Defined Risk Foreign Fund
33. Swan Defined Risk Growth Fund
34. Swan Defined Risk U.S. Small Cap Fund
35. The Covered Bridge Fund
36. The Teberg Fund